Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-284399, 333-278564 and 333-255553), Form S-3 (Nos. 333-293492, 333-284834 and 333-281090), and Form S-8 (No. 333-257050) of Vivos Therapeutics, Inc. and Subsidiaries (the “Company”), of our report dated April 15, 2025, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly LLP

Denver, Colorado

April 15, 2026